Exhibit 99.1

Sabina Burns	James McIntyre
Virage Logic Corporation	McClenahan Bruer Communications
510-743-8115	503-546-1000
sabina.burns@viragelogic.com	james@mcbru.com

VIRAGE LOGIC APPOINTS DR. ALEX SHUBAT TO NEWLY CREATED

POSITION OF CHIEF OPERATING OFFICER

Founder and CTO Expands Role to Help Drive Next Phase of Company’s Growth

FREMONT, Calif. – April 17, 2008 — Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner and pioneer in Silicon Aware IP™, today announced the appointment of Dr. Alex Shubat to the newly created position of chief operating officer (COO). Dr. Shubat, Virage Logic’s co-founder, previously served as the company’s chief technical officer (CTO) where he was instrumental in leading the nearly 300 person technical staff to consistently deliver first-to-market the highly differentiated advanced technology solutions Virage Logic has become known for. With a strong engineering management team in place, Dr. Shubat’s expanded role will enable him to help drive the next phase of the company’s growth.

Dan McCranie, president, chief executive officer (CEO) and chairman of Virage Logic, stated, “As the company’s technology founder, Alex has been the driving force behind all of Virage Logic’s innovation in physical IP, as well as establishing a strong and deep technology team within the organization. Early last year, we gave Alex the additional responsibility of creating an Advanced Technology Group, with the charter of assuring that Virage Logic will be continually first-to-market with the most advanced physical IP products. This group has fulfilled that charter in record time. Now, with our company’s growth strategy of broadening our product portfolio beyond traditional physical IP, the need

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Virage Logic Appoints Dr. Alex Shubat to… …2

for a COO has become a critical structural element for our organization. I’m confident Alex’s deep technical and operational management experience will enable him to drive the vision and execution of both our organic and in-organic strategic growth initiatives.”

“We have an extraordinary engineering management team that has enabled the company to accelerate the productization and delivery of its IP,” said Alex Shubat, COO of Virage Logic. “With this team in place, in my expanded role I look forward to focusing my attention on the company’s strategic growth initiatives and operational excellence.”

Virage Logic also today announced the resignation of chief marketing officer (CMO), Pete Rodriguez, who is leaving to join another semiconductor industry company as CEO. The company will not replace the CMO position but instead will look for an executive vice president of sales to lead the global sales organization. In the interim, Dan McCranie will serve in this capacity until a replacement is named and Brani Buric, Virage Logic’s vice president of product marketing and strategic foundry relationships, will continue to lead the marketing organization.

McCranie commented, “I would like to thank Pete for his contributions to our company this past year. We now have strong demand creation leadership in place, and we believe we are well positioned to continue to expand our share of market through engagement with a broader customer base.”

Note to Editors: To request a copy of Dr. Shubat’s photograph and/or biography, please contact Sabina Burns at Sabina.burns@viragelogic.com.

About Virage Logic

Founded in 1996, Virage Logic Corporation rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. The company’s Silicon Aware IP offering (embedded memories, logic libraries and I/Os) includes silicon behavior knowledge for increased predictability and manufacturability. Through its recent acquisition of Ingot Systems, the company has expanded its product offering to include Application Specific IP (ASIP) solutions such as Double Data Rate (DDR) Memory Controllers and

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Virage Logic Appoints Dr. Alex Shubat to… …3

design services. The highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers. The company uses its FirstPass-Silicon Characterization Lab™ for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. For more information, visit www.viragelogic.com.